Executive Officer Fiscal Year 2007 Bonus Plan

VistaPrint Limited

July 1, 2006 to June 30, 2007

The Executive Officer Bonus Plan (the "Plan") will be reviewed annually and may be changed at any time by the Compensation Committee of the Board of Directors of VistaPrint Limited (the "Company"). The Company does not guarantee that a bonus plan will exist each year, or that bonuses will be paid in any given quarter or year. The Plan does not guarantee continued employment with the Company. The Plan is based on Company performance and the Company reserves the exclusive right to modify or terminate the Plan at its discretion at any time. For purposes of illustration and not limitation, the Company may modify its financial targets should it participate in a business combination.

I. Eligibility

Executive officers of the Company and its various subsidiaries, as designated by the Board of Directors of VistaPrint Limited, are eligible to participate in the Plan. The current executive officers and their target bonus compensation under the plan are set forth in Annex A hereto. Executive officers hired or designated during fiscal year 2007 are eligible for a prorated bonus based on eligible base salary earnings for the remainder of the quarter.

II. Participation Levels

All executive officers' incentive bonuses will be determined in accordance with the Plan. Eligible bonus will be based on a fixed target of a given dollar amount but may be less than, equal to, or greater than the target bonus based upon the Company's overall performance against its financial goals.

III. Company Goals: Revenue and Earnings Per Share (EPS)

Executive Officer bonuses shall be based solely upon the Company's performance against quarterly and annual revenue and earnings per share goals that have been determined by the Board of Directors of VistaPrint Limited. The EPS and the Revenue bonus goals and achievement against those goals are based on the worldwide earnings per share and worldwide revenues of VistaPrint Limited.

    Bonuses are to be paid quarterly, approximately 30 days following the publication by management of the Company's quarterly financial results.
    Target bonuses for executive officers will be allocated into two categories as follows: 50% to achievement of Revenue targets, and 50% to achievement of EPS targets. Such targets shall be based upon budget targets established by the Board of Directors.
    For the purposes of the bonus calculation:
      "Revenue" is defined as net revenue for the consolidated whole of VistaPrint Limited and all of its subsidiaries; and
      "EPS" is defined as earnings per share, on a fully diluted basis, calculated in accordance with US GAAP but excluding share option compensation expense determined in accordance with FAS 123R, for the consolidated whole of VistaPrint Limited and all of its subsidiaries.
    No quarterly executive officer bonuses will be paid for either Revenue or EPS achievements if, for that quarter, Revenue is less than 90% of budget goals; or if, for that quarter, EPS is less than 90% of budget goals. Thereafter, bonuses will be paid for each category independently according to the tables below.

Revenue		Earnings Per Share
% of Target	Bonus Multiplier	% of Target	Bonus Multiplier
<89.99%	0%	<89.99%	0%
90%	50%	90%	25%
100%	100%	100%	100%
105%	200%	>115%	200%
>110%	300%

    Interpolate a straight line between the above table entries.
    Example for an executive with a total target bonus of $30,000: if Company achieves 105% of its Revenue target and 90% of EPS target, the executive gets (200% x $20,000) + (25% x $10,000) = $42,500 actual bonus.
    End-of-year true-up clause for executive officers: upon publication of audited financials for a given fiscal year, fourth quarter bonuses will be adjusted upward (or downward as far as zero Q4 bonus) so that the full-year actual bonuses paid reflect the full-year actual results achieved.

ANNEX A

Executive Officers and Target and Maximum Bonuses
Executive Officer	Target Quarterly Bonus	Target Annual Bonus	Maximum Bonus
Robert Keane (CEO)	$63,197	$252,788	$631,964
Alexander Schowtka (COO)	$27,500	$110,000	$274,997
Anne Drapeau (EVP Human Resources & Chief People Officer)	$32,000	$128,000	$319,997
Janet Holian (CMO)	$32,000	$128,000	$319,997
CFO	$32,000	$128,000	$319,997